PRODUCT LICENSE AGREEMENT


This Agreement is made as of the date of execution hereof between the corporation described in the First Schedule of Appendix "A" attached hereto and made a part hereof (hereinafter called the "Licensor") and the company described in the Second Schedule (hereinafter called the "Licensee").

WHERAS, Licensor has certain rights in and to the trademarks set forth in the Third Schedule (hereinafter collectively referred to as the "Penthouse Marks");

WHEREAS, Licensee recognizes that the Penthouse Marks have been used:

a. in an internationally distributed magazine (PENTHOUSE) published by Licensor;

b. in widespread advertising, publicity, motion pictures and home video productions and allied fields by Licensor, its subsidiaries and affiliates (hereinafter collectively called the "Group");

c. in promotional and advertising material in diverse businesses by the Group; and WHEREAS, Licensee recognizes and acknowledges that the Penthouse Marks are internationally well-known and recognized by members of the general public, and are associated in the public mind with the Group, and are designations in which Licensor has acquired a considerable and valuable goodwill;

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

1. GRANT OF LICENSE.
(a) Grant: Upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, the right, license and privilege specified in the Fourth Schedule, of using the Penthouse Marks in connection with, and only with, the use specified in the Fifth Schedule of specifically designated and approved articles of merchandise within the class or classes of goods specified in the Sixth Schedule (such articles of merchandise, bearing the Penthouse Marks are hereinafter collectively referred to as the "Products") in the territory specified in the Seventh Schedule (hereinafter called the "Territory"). Such right, license and privilege is hereinafter called the "License."

(b) Term: The term of the License shall commence on th6 date specified in the Eighth Schedule (hereinafter called "Commencement Date") and shall expire on the date specified in the Eighth Schedule (hereinafter called "Expiration Date"), unless sooner terminated as provided under this Agreement (hereinafter called the "Term").

(c) Territory: The License shall extend only to the Territory and the use by Licensee of the Penthouse Marks shall be confined to the Territory to the extent this provision is permitted by the applicable law.

2. COVENANTS OF LICENSEE.

(a) Use: Licensee shall commence the manufacture, distribution and sale of the Products, subject to Licensees prior approval as heretofore and hereinafter required, bearing the Penthouse Marks under the terms of this Agreement immediately upon the Commencement Date. Licensee shall not cause or authorize any use of the Products or Penthouse Marks in any area of the world outside the Territory, so long as this provision is permitted under the applicable law and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products or. any other goods, articles or services bearing any words or symbols associated with, or confusingly similar to, the Penthouse Marks, or that may be associated with the Group on behalf of, or to, any person, firm or corporation that Licensee believes or has reason to believe intend to, or is like to, deal with same in any area of the world outside the Territory. Licensee shall, upon notice from Licensor, immediately and permanently, cease delivering Products to any person, firm or corporation named in such notice as one dealing directly or indirectly in the Products outside the Territory, so long as this provision is permitted by applicable law.

(b) Best Efforts: Licensee shall, throughout the Term of the License and as permitted under this Agreement, use its best efforts in the advertising, promoting, selling and distributing, and in any other dealing with or disposal of, the Products, to protect the good name and goodwill associated with the Penthouse Marks and the Group and to obtain the greatest number of sales of the Products, such sales to be computed in measurements of both units and dollars, throughout the Territory and Term of this Agreement and any extensions or renewals thereof.

(c) Royalties: Licensee, in consideration of the fights granted by Licensor to Licensee hereunder, shall pay to Licensor, via wire transfer, a license fee as well as percentage royalties as set forth below and on Schedule A attached hereto.

(i) License Fee:. Licensee shall pay Licensor as a non-refundable, non-recoupable License Fee the same set forth in the Ninth Schedule of Appendix "A" hereto (hereinafter called the "Advance") at the times set forth therein.

(ii) Earned Royalties: Licensee shall pay to Licensor or its nominee percentage royalties (hereinafter called "Earned Royalties"), as set forth in the Ninth Schedule, during the Term of the License. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2(d) below.

(d)Statements: On the last day of each Calendar Quarter hereunder (31 March, 30 June, 30 September, 31 December), Licensee shall furnish to Licensor or its nominee a statement signed and certified as complete and accurate by the chief financial officer of Licensee showing for the preceding Calendar Quarter and the Term through such period the unit, description and computations of gross sales, as hereinafter defined, of all the Products distributed, sold or otherwise disposed of by Licensee during the preceding Calendar Quarter and the amount of Earned Royalties due and payable thereon. Licensee shall make payment of Earned Royalties by remittance, accompanying such statement, of Earned Royalties payable through the period covered by such statement. Any overpayments or underpayments of Earned Royalties caused by errors in prior quarterly statements revealed by the statement for the last Calendar Quarter of the Term shall be immediately adjusted by the parties.

For the purposes of this Agreement, "Gross Sales" shall mean the gross wholesale prices (or retail prices where Licensee sells direct to the public) of all Products shipped by Licensee during the Term of the License.

(e) Records and Audit: Licensee shall keep true and accurate books of account and records (including, but not limited to, consecutively numbered invoices) covering all transactions relating to this Agreement or arising out of the License, and shall permit Licensor, or any of its nominees, employees or agents, to have full access to, and to inspect same, at all reasonable hours of the day, to enable Licensor and its nominees, employees or agents to conduct an examination of, and to copy, at Licensees expense, all such books and records. Licensee shall maintain, in good order and condition, all such books and records for a period of two (2) years after the expiration or termination of the License or, in the event of a dispute between the parties hereto, until such dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in the Tenth Schedule, except as such address may be changed from time to time in accordance with Paragraph 9 of this Agreement.

Expenses of Conducting Examinations: If an examination referred to in Paragraph 2(e) above discloses an overpayment or underpayment of Earned Royalties, the appropriate amount shall be immediately paid or refunded to the party entitled thereto. If such examination reveals that for the period covered by such examination there is an error of five percent (5%) or more in the Earned Royalty previously reported as being due from Licensee, all expenses involved in the conducting of such examination shall be borne by Licensee. If such error is less than five percent (5%), such expenses shall be borne by Licensor except that if the error is less than five percent (5%) and reflects an overpayment of royalty to Licensor, Licensor shall be entitled to deduct an amount equal to the amount of the expenses incurred in the conducting of such examination from any payment to be made to Licensee.

(g) Product Quality: The Products manufactured, sold, distributed or otherwise disposed of under this Agreement shall bear faithfully produced Penthouse Marks and shall meet the high standards of quality, workmanship, material, design, size, color and style established by Licensor in accordance with the terms and conditions of Paragraphs 2(h) and 20) of this Agreement; and Licensee will not knowingly cause, or authorize, any Product not conforming to the conditions of Paragraphs 2(h) and 20) hereof to be available for sale within the Territory as doing so may adversely. affect the good name of Licensor or other members of the Group. All Products made available for sale in the Territory shall conform to, and comply with, in all respects, all federal, state and local laws, rules and regulations governing the design, quality or safety of such Products. Licensee shall not cause or authorize: (i) the use of any substandard or offensive materials in Products; (ii) in its actions under or related to this License, any violation of any federal, state or local law or regulation, including, but not limited to, regulations imposing advertising standards or requiring trade or content descriptions of Products; (iii) the use of the Penthouse Marks or any other word, device or symbol associated in any way with Licensor or any other member of the Group in connection with any product or activity that is not the subject of this License.

(h) Submission of Samples of Products, Wrapping Materials and Related
Materials: Licensee shall, at its own expense, submit to Licensor or its nominee, for its approval, at least two (2) samples, prototypes or equivalents of each of the cartons, containers, labels, wrappers, packages or other inner or outer packaging materials, artwork, printing, advertising, sales, marketing and promotional materials (in whatever medium) and any other items bearing the Penthouse Marks and intended for use in connection with the Products (hereinafter call , ed "Wrapping Materials and Related Materials") and of each of the Products that Licensee intends to manufacture, sell, distribute or otherwise dispose of in the Territory from time to time. Licensee agrees not to commence or permit such manufacture, sale, distribution of, or dealing in, Products, Wrapping Materials or Related Materials until Licensee has received: (i) the written approval of Licensor, or its nominee, for such Product and such Wrapping Material and Related Material, and (ii) a sample, prototype or equivalent acceptable to Licensor that has been signed and dated by Licensor as a record of its approval of same.
Sales or use by Licensee, or anyone acting with Licensee's authorization on its behalf, of Products, Wrapping Materials or Related Materials that do not conform to the previously approved samples shall constitute a material default under the terms of this License.
Licensor shall have the sole and absolute discretion to approve or withhold approval of any Product, Wrapping Material or Related Material or any sample of any of them without providing any reasons to Licensee, and in the event that Licensor fails to signify its approval or disapproval of any Product, Wrapping Material or Related Material within fourteen (14) days of receipt of same by Licensor, Licensor's approval shall be deemed withheld.

(i)Trademark and Copyright Notices: Licensee shall:
Affix to any Product, Wrapping Material or Related Material the trademark notice and notice of the sponsorship of Licensor as set forth on Appendix "B" and any others Licensor may request from time to time during the Term of the License;

(ii) Manufacture, sell, distribute or otherwise deal with Wrapping Materials or Related Materials solely in connection with the Products, and shall, upon the termination of the License, however caused, assign to Licensor, without consideration other than such nominal consideration as may be required by local law to make valid any such assignment, the beneficial ownership of all rights that Licensee may have acquired to any word, device, design or symbol used by Licensee on, or developed by Licensee particularly for use with, any of the Products, Wrapping Materials or Related Materials during the Term of the License;

(iii) Not cause or grant permission to any third parties to acquire any copyright or other proprietary fight in connection with any such word, device, design or symbol used by Licensee in connection with any of the Products, Wrapping Materials or Related Materials.

(j) Submission of Manufactured Samples, Wrapping Materials and Related Materials and Permission to Inspect: Licensee shall, within seven (7) days of demand by Licensor, dispatch to Licensor at Licensee's expense, for reinspection, samples of any of the Products, Wrapping Materials and Related Materials that Licensee is manufacturing, selling or distributing or otherwise disposing of under the terms of this

Agreement. Also, to ensure that all of the Products, Wrapping Materials and Related Materials dealt with by Licensee are constantly maintained at the highest quality, Licensee shall take such action as may be required to ensure that Licensor shall have the right to enter upon and inspect, at all reasonable hours in the day, any office, factory, warehouse or other facility where any of the Products or Wrapping Materials and Related Materials are designed, manufactured, stored or otherwise dealt with; and Licensor shall have the right take, without payment, such samples of any of the Products, Wrapping Materials and Related Materials at any such place as Licensor reasonably requires for the purposes of such inspection. If any such dispatched or taken Products, Wrapping Materials and Related Materials fail to meet the high standards as evidenced by the previously approved samples, then Licensor shall have the right to notify Licensee in writing, specifying in what respect Licensor disapproves; in such event, Licensee shall, immediately upon receipt of notification of disapproval, suspend all manufacture, sale and distribution of the disapproved Product, Wrapping Material or Related Material until it has made all necessary changes and corrections to the satisfaction of Licensor and obtained Licensees written reapproval of such Product, Wrapping Material or Related Material. Products, Wrapping Materials or Related Materials that do not conform to the approved samples, including seconds, shall not be sold, distributed or otherwise released by Licensee useless all references to all Penthouse Marks shall have first been completely obliterated or removed or otherwise made totally unidentifiable.

(k) List of Sources and Customers: Licensee shall, upon demand from Licensor, provide Licensor with a list of the names and addresses of all manufacturing sources, subcontractors, suppliers, dealers, wholesalers, retailers and customers who have been engaged in the manufacture, sale, distribution or other dealings with the Products, Wrapping Materials and Related Materials during the Term of the License (such list shall include customers to whom Products, Wrapping Materials or Related Materials have been delivered after the expiration or termination of this License); and such list shall, if so requested by Licensor, contain the full specification of any designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any of the Products, Wrapping Materials or Related Materials; and Licensee shall obtain the consent of any relevant third parties for such disclosure.

(l) Inventory: It is the intent of this Agreement that, insofar as practical, Licensee shall at all times be able to fulfill all orders for Products promptly and yet not have an excessive inventory on hand at the time of the termination or expiration of the License.

(m) Non-Competitive Merchandise: Licensee shall not, during the Term of the License, knowingly cause or authorize the manufacture, sale, distribution or any other dealings in goods, packaging, wrapping materials or service or any advertisement or promotion of the same that are in any manner competitive with any of the Products in the Territory, but this Paragraph shall not preclude Licensee from manufacturing, selling, distributing or otherwise dealing in any such goods, packaging wrapping materials or services if the same:

(i) Do not bear any words, device, design or symbol confusingly similar to those borne by, or authorized in connection with the Products or associated in any way with the Penthouse Marks;

(ii)Do not use, or are not contained within, any packaging or wrapping materials confusingly similar to any such packaging or wrapping materials using or containing any of the Products, or associated in any way with the Penthouse Marks or the Group or any of the GROUPS publications or published material or other activities whatsoever;

(iii) Are not advertised, promoted, marketed or sold with or under or associated with any word, design, device or symbol confusingly similar to the Penthouse Marks or associated with the Group or any of the Group's publications or published materials or activities whatsoever,

(n) Indemnification and Product Liability Insurance: Licensee shall:

(i) Indemnify, defend and hold Licensor, other members of the Group, their respective licensees, franchisees, and the agents, officers, directors and employees of all of the foregoing harmless from any costs, claims, suits, losses, damages and expenses arising out of any allegedly unauthorized use or infringement of any patent, process, idea, method, trademark (except the Penthouse Marks), copyright or device or other intellectual or tangible proprietary right by Licensee in connection with the manufacture, sale, distribution or any other dealing whatsoever with the Products or any other alleged action whatsoever by Licensee or arising out of any alleged defect in any of the Products or non-conformity to or non-compliance with any statutory or other regulations pertaining to the design, quality, safety, advertising or marketing of the Products, Wrapping Materials and Related Materials;

(ii) Forthwith obtain and maintain, at its own expense, satisfactory comprehensive product liability insurance in an amount not less than $5,000,000 from an insurance company or office of substance and good repute with a rating of "A" or better as rated by A.M. Bests, and qualified to transact business in the Territory (such insurance policy shall name the Group, its respective licensees, franchisees and the agents, officers, directors, and employees of all of the foregoing, as required by Licensor, as additional insured parties by reason of the indemnity contained in this Paragraph 2(n) and shall evidence the insurees agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without sixty (60) days' prior written notice to Licensor), and provide Licensor with a certificate of such insurance and an endorsement to the policy naming Licensor an additional insured upon execution of this Agreement by Licensee and on each anniversary date of the grant or issue of each such policy evidencing that each such policy has not been altered with respect to the Group in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of each such policy;

(iii) Cause such policies to be in full force and effect prior to the commencement of any manufacture, sale, distribution or dealing with any of the Products whatsoever.

o. Title and Protection: Licensee hereby acknowledges the great value of the goodwill associated with the Penthouse Marks and the world-wide recognition of same and that the proprietary rights therein, and goodwill attached thereto, are solely owned and belong to Licensor and that the Penthouse Marks and other words, devices, designs and symbols have a secondary meaning that is firmly associated in the mind of the general public with Licensor and other members of the Group and their respective publications, published material and other activities; and any additional goodwill attached to the Penthouse Marks, created through the use of such Marks by Licensee shall inure to the benefit of Licensor alone. During and after the Term of the License, Licensee shall not:

(i) Attack or question the validity of, (or assist any other person in such action), the title or any rights of Licensor or any other member of the Group or any of their respective licensees or franchisees in and to the Penthouse Marks or any other trademark, copyright or such other intellectual or tangible property associated or connected with Licensor or any other member of the Group or any of their respective publications, published material or other activities or their respective licensees or franchisees;

(ii) Directly or indirectly seek for itself, or assist any third party to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or tangible property so associated or connected, without tile prior written authority of Licensor which may be granted or withheld at Licensor's sole discretion.

(p) Advertising, and Advertising Expenditures:

(i) Licensee agrees to expend within the Term for institutional advertising and promotion (specifically trade and/or consumer media such as newspapers, magazines, television and/or radio), not less than two percent (2%) of Licensee's net sales for the Term.

(ii) It is agreed by the parties hereto that Licensor shall provide Licensee with ten (10) full color pages of advertising for the Products in Penthouse Magazine (each such page an "Advertising Page") during the first sixteen (16) months that the Agreement it in effect, and five (5) Advertising Pages during the last ten (10) months that the Agreement is in effect, for which Licensee agrees to pay the reduced rate of $10,000 per Advertising Page (the "Advertising Fee"). All advertising shall conform in all respects to Penthouse's rate card, standard contract and copy conditions as set forth in SRDS, and the procedures and specifications of Penthouse's Advertising Production Department as any of the foregoing may be modified from time to time. Only one Advertising Page shall be available in any issue. The first such issue in which this advertising may be placed is that which closes for advertising purposes at least ten (10) days subsequent to the execution of this agreement by the last party to sign. Licensee shall submit an appropriate insertion order for each page it wishes to run and Licensor shall bill Licensee for each Advertising Page and Licensee shall remit payment for same within thirty (30) days of receipt of the applicable bill. Licensee shall pay Advertising Fees for all of the fifteen (15) Advertising Pages whether or not it elects to use all or any of the pages during their designated time periods. If any of the Advertising Pages are not used by Licensee within their allotted times, at the end of the sixteen (16) and ten (10) month periods, respectively, Licensor will bill Licensee for the unused pages and Licensee shall remit payment for same within thirty (30) days of receipt of the invoice.
For the sake of clarification, during the initial sixteen (16) month period of the Term, Licensee shall pay to Licensor as provided above $100,000 in Advertising Fees and, during the last ten (10) months of the Term, Licensee shall pay to Licensor as provided above $50,000 in Advertising Fees, regardless of the number of Advertising Pages it has elected to actually use of the fifteen (I 5) allotted herein. In the event that Licensee chooses to place additional advertising for the Products in Penthouse Magazine during the Term hereof beyond the fifteen (IS) Advertising Pages that are allotted herein, the cost of each additional Advertising Page will be $20,000 and will similarly be billed by Licensor.

(iii) Licensor shall provide two (2) free full color pages of advertising in Mind and Muscle Power Magazine for use by Licensee to advertise its own line of products, but in no event the Products that are the subject of this Agreement, during the first fourteen (14) months of the Term hereof. Licensee agrees that if for any reason Mind and Muscle Power ceases publication then Licensor shall not be required to provide any pages therein under this subparagraph; if Mind and Muscle Power ceases monthly publication then Licensor shall not be required to provide any pages in any issue which closes for advertising purposes more than fourteen (14) months after the effective date of this agreement.

(iv) Licensor agrees that it will use its best efforts to advertise and promote the Products on its Internet website, on Licensee's behalf

3.ADDITIONAL COVENANTS OF THE PARTIES.

(a) Reservation of Rights: All rights not expressly and specifically granted herein to Licensee are reserved to Licensor or the other members of the Group; and without limiting the generality of the foregoing, nothing herein contained shall be construed as prohibiting the Group or its respective franchisees or licensees from:

(i) Purchasing any of the Products from Licensee and offering any such Products for sale and selling same to consumers through Licensor's or other members of the Group's direct mail fulfillment programs;

(ii) Advertising any of the Products in any publication published by any member of the Group or any licensee of any such member thereof and selling same by direct mail fulfillment or other promotional methods;

(iii) Granting a license, free of any liability to Licensee, to any third party to manufacture in or outside of the Territory for the sole purpose of selling to the Group only for distribution outside of the Territory any of the Products, or obtaining any of the Products from any source other than Licensee for the sole purpose of permitting the sale of, or offering for sale, any such Products outside of the Territory without restriction, or for the purpose of offering any product free for promotional purposes in the Territory in any nightclub, restaurant, cabaret, resort or hotel during and in connection with promotional activities on behalf of any magazine published by the Group;

4. TITLE AND PROTECTION.

(a) Indemnification by Licensor: Except to the extent of Licensee's own fault or liability, Licensor shall indemnify, defend and hold Licensee harmless for all costs and losses incurred, including legal fees and damages, arising out of any claim, prompt notice of which is given

Licensor by Licensee, that the Penthouse Marks, when accurately used, infringe the trademark of any Third Party; Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit; but Licensee shall, upon notice from Licensor and pursuant to Licensor's instructions, handle, undertake and conduct the defense of any such suit at Licensor's expense. If Licensor does not so notify Licensee, Licensee may, through counsel of its own ch6ice and at its own expense, participate in any such litigation, but in such event Licensor shall have sole and exclusive control over such defense and Licensees decisions shall govern and control. Licensee expressly covenants that no compromise or settlement of any claim or suit, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into without the prior written approval of Licensor. If there is a final court decision or settlement agreement entered that prohibits the use of a Penthouse Mark on a Product, the Products bearing such prohibited Marks being hereinafter called the "Prohibited Products," then Licensee shall abide by such decision or settlement agreement.

(b) Enforcement: Licensee shall promptly notify Licensor, in writing, of any actual, suspected or apparent infringement or imitation of the Penthouse Marks on products similar or identical to the Products that may come to the attention of Licensee. Licensor shall take that action in regard to such infringement or imitation as Licensor, in its sole judgment, deems to be reasonable. Licensor shall, in its sole and absolute discretion, decide whether to undertake or conduct any suit or assert any claim with respect to Such infringement or imitation; but Licensee shall, upon notice from Licensor and pursuant to Licensees instructions, vigorously handle, undertake and conduct any such Suit or assert any Such claim at Licensor's expense in the name of Licensor, or Licensee or in both names as Licensor may direct. Licensee expressly covenants that no compromise or settlement of any such suit or claim, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into without the prior written approval of Licensor. Licensee may share in any damage recovery obtained by Licensor as a result of any Such suit or claim only if Licensee notified Licensor upon the initiation of such suit or claim of Licensee's desire to participate financially in such suit or claim and only in an amount that shall bear the sam6'ratio to the damage recovery as the amount of Licensee's financial participation bears to The total costs and expenses incurred by Licensor in obtaining such damage recovery. In no event shall Licensor be responsible to Licensee for any consequential damages that may result from such infringement or imitation.

(c) Third Party Infringements: In furtherance and not in limitation of the above, it is specifically understood and agreed that Licensor shall not be liable to Licensee for the unauthorized sale or distribution of products the same as, or similar to, the Products in the Territory, by any third party, including, but not limited to, other licensees of Licensor.

5. RELATIONSHIP BETWEEN THE PARTRES.

(a) No Joint Venture: Nothing herein contained shall be construed to place the parties in the relationship of partners or a joint venture, and Licensee shall have no power to obligate or bind Licensor or any other member of the Group in any manner whatsoever.

(b) Assignment:
Licensor, in entering into this Agreement, is relying entirely upon the skills, reputation and personnel, including the ownership and management, of Licensee. This Agreement and all rights and duties hereunder are personal to Licensee and shall not, without the prior consent of Licensor, be assigned, mortgaged or otherwise encumbered by Licensee or by operation of law. Any attempt to assign, mortgage or otherwise encumber this Agreement, or any of the rights and duties hereunder, or any change in the ownership or management of Licensee without tile prior written consent of Licensor shall constitute a material violation of this Agreement.

(ii) Licensor may assign this Agreement to any other member of the Group or to any entity that succeeds to the interest of Licensor in the Penthouse Marks without the consent of Licensee and shall have the right to nominate any other person, company or corporation to receive royalty income or to undertake the obligations of Licensor under the terms of this Agreement whether or not this Agreement is so assigned.

6. SUBLICENSING. Licensee may not, without the prior written approval of Licensor, enter into sublicense agreements with respect to any of the rights granted herein, including the manufacture, sale or distribution of the Products, in the Territory.

7. DEFAULTS AND RIGHTS OF TERMRNATION.

(a) Defaults: If Licensee shall violate any of its obligations or warranties under the terms of this Agreement, including its obligation to make any of the required payments hereunder, Licensor shall have the right and option, but not the duty, to terminate the License upon ten
(10) days' prior written notice; but no neglect or failure to serve such notice shall be deemed to be a waiver of any breach of any covenant or stipulation under this Agreement. Such termination of the License shall become effective unless the violation complained of shall be completely remedied to the satisfaction of Licensor within such ten
(10) day period. If the violation complained of shall be of a kind such that a remedy or cure cannot effectively restore the prior circumstances, then this Agreement shall terminate forthwith upon service of such notice without any period of grace as aforesaid. The termination of the License shall be without prejudice to any rights that Licensor may otherwise have against Licensee under this Agreement or under law.

(b)Bankruptcy or Assignment of Creditors, Business Discontinuance: If Licensee files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee, or if Licensee shall become insolvent or shall make or agredf6 make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues business, or if a receiver shall be appointed for Licensee, the License shall automatically terminate forthwith without the necessity of any notice whatsoever. If the License is so terminated, Licensee or its receivers, representatives, trustees, agents, administrators, successors or assigns shall have no right to sell, exploit or in any way deal with any Products, Wrapping Materials or Related Materials, except with and under the special written consent and instructions of Licensor that they shall be obligated to follow.

(c) Loss of Trademark Rights: If Licensee's right to use the Penthouse Marks is adjudged illegal or invalid, and such adjudication has become final and non-appealable, or if a settlement agreement is entered into that prohibits Licensee's right to use the Penthouse Marks, this License shall automatically terminate as of the date of such final and non-appealable adjudication or the entry of such settlement agreement without the necessity of any notice whatsoever.

(d) Impossibility of Performance: Licensee and Licensor shall be released from their respective obligations under this Agreement, and the License shall terminate, if governmental regulations or other causes arising out of a state of national emergency or war, or any other similar cause beyond the control of the parties hereto, shall render performance impossible, Either party shall so inform the other in writing of any such cause and of its desire to be released, and immediately thereafter the License shall terminate and all royalties on sales of the Products theretofore made shall become immediately due and payable.

8. TERMATION OR EXPIRATION.

(a)Effect of Termination or Expiration: Upon and after the expiration or termination of the License, all rights granted to Licensee under this Agreement shall forthwith revert to Licensor. Licensee will refrain from any further use of the Penthouse Marks and/or from any further reference to anything, including but not listed to words, devices, designs and symbols, similar to the Penthouse Marks or in any way associated with Licensor or any other member of the Group, in connection with the conduct of Licensee's business, except with the written consent of Licensor and except as expressly provided in this Paragraph 8.

(b) Reserved Rights: The expiration or termination of this License under any of the terms of this License shall not relieve Licensor or Licensee, respectively, of any obligations incurred prior to, or subsequent to, such expiration or termination; nor shall expiration or termination impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto. Upon expiration or termination, any overpayment or underpayment of Earned Royalties shall be adjusted by the parties in accordance with Paragraph 2(d) hereof

(c) Inventory: Within ninety (90) days prior to the expiration of the License, or in the event of its termination within ten (10) days after
(i) receipt of notice of termination or (ii) the happening of any event that terminates the License where no such notice is required, Licensee shall furnish to Licensor a complete and accurate statement showing the number and description of Products in process and on hand. Licensor or its authorized agents shall have the right to conduct a physical inspection and take inventory to ascertain or verify such inventory and statement, and any refusal by Licensee to submit to such physical inventory by Licensor or its authorized agents, or Licensee's failure to furnish to Licensor the statement described above, shall forfeit Licensee's right to complete any work in process and to dispose of all such inventory, Licensor retaining all other legal and equitable rights it may have in the circumstances, which lights are hereby reserved.

(d)Continued Sales After Termination or Expiration:

If this License expires, or is terminated pursuant to any Paragraph of this Agreement except Paragraphs 2(h) and 7(b) hereof, and except as provided in Paragraph 8(c) above, Licensee may for a period of six (6) months after expiration or notice of termination dispose of Products, the samples for which have previously been approved as provided under this Agreement and that are in process or on hand at the time such notice of termination is received; but in such event Licensee shall pay royalties and furnish statements with respect to said period in accordance with the terms of this Agreement as though the License were still in effect; except that if this License is terminated for failure of Licensee to pay those royalties required under the terms of this Agreement, Licensor shall be entitled to receive and Licensee shall pay to Licensor, in addition to Earned Royalties payable on such sale, all amounts received by Licensee for the sale of such Products until all past due amounts, including interest thereon calculated at the rate of ten percent (10%) per annum, have been paid. Upon expiration of a sell-off period as allowed under Paragraph 8(d) herein, Licensee shall immediately, and at its sole cost and expense, forward to Licensor, any and all inventory. remaining in Licensee's possession. In the event the License expires or is terminated pursuant to Paragraph 2(h) or 7(b) hereof, Licensee shall, immediately upon notice of same and at its sole cost and expense, forward to Licensor any and all inventory in Licensee's possession at the time such notice is given.

9. NOTICES. All notices required or permitted by the terms of this Agreement shall be in writing and shall be sent to Licensee at the address specified in the Second Schedule, marked Attention: Oscar Coco, and to Licensor at the address specified in the First Schedule marked,
Attention: Senior Vice President/CFO, with a copy to: Legal Department. All reports required or permitted by the terms of this Agreement shall be sent to Licensor marked, Attention: Senior Vice President/CFO, c/o Accounting Department, with a copy to: Legal Department. All material requiring approval shall be sent to Licensor at the address shown on the First Schedule, attention: Bruce Garfunkel, with a copy to: Legal Department or to such different or additional parties and addresses as Licensor may hereafter designate from time to time. 4JI notices and other material shall be sent postage prepaid, certified or registered mail, return receipt requested. Notices and other material shall be deemed conclusively to have been served when actually received or refused by the addressee or upon notification of non-deliverability by the postal authorities, as the case may be. Notice of any change of address or addressee shall be made in accordance with the terms of this Paragraph 9.

10. INVALIDITY. If any provision or any application of any provision hereof is adjudged illegal, unenforceable or invalid and such adjudication has become final and non-appealable, such provision or application shall be deemed deleted without affecting the remainder of this Agreement unless Such deletion shall have a material adverse effect upon the rights or obligations of either party hereto and notice of such effect is given as provided in the following sentence. Either party may notify the other within forty-five (45) days after such adjudication has become final and non-appealable that, in its opinion, such deletion would have a material adverse effect upon the notifying party and that the License is terminated by reason thereof, but the existence of such effect and the termination of the License shall be subject to contest by the party receiving such notice if it notifies the other party, within forty-five (45) days after service of the notice of termination upon it, of its desire to contest the matter and thereafter proceeds promptly with a proceeding so to c6ntest the matter. During such time as the matter is being contested, this Agreement shall remain in full force and effect.

11. CONSENTS AND APPROVALS., In this Agreement, where the consent or approval of Licensor is required to any action of Licensee, such consent or approval shall only be effective if granted in writing by Licensor. In no event shall Licensor's silence be deemed consent, and if Licensor falls or declines to grant such consent or approval to Licensee, Licensor shall not be liable to give any reason therefor or for any events or circumstances that arise as a result of such failure.

12. APPLICABLE LAW. This Agreement, and the rights of the parties hereto, shall be governed by the laws of the State of New York applicable to contracts made and wholly to be performed therein without application of the conflicts of laws rules thereof The parties consent to the exclusive jurisdiction of courts physically located in New York County, New York, over any suit, claim, action or proceeding arising in any way out of this Agreement.

13. NO BROKER. Licensee warrants and represents that there was no broker in connection with this transaction and agrees to indemnify and hold Licensor harmless from any and all liabilities (including, without limitation, reasonable attorneys fees) for any brokerage commissions or finder's fees in connection with this Agreement.
1
14. ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties.

None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties. There are no representations, warranties, covenants or undertakings other than those contained in this Agreement. 'The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed as constituting a waiver or modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. No person, firm, group or corporation other than Licensee, Licensor and other members of the Group shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

15. This Agreement shall be binding immediately upon its execution by an authorized agent of Licensee and by two (2) authorized agents of Licensor.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

GENERAL MEDIA COMMUNICATIONS, INC.
(Licensor)

By:
John C. Prebich
President/COO
5/31/00

By:
John D. Orlando
President/CFO Senior Vice President/CFO
Date: May 31,2000

PURE STEEL CUSTOM CYCLES, INC.
(Licensee)
By:
Oscar Coco
President

Date: 5-23-2000



APPENDIX A


THE FIRST SCHEDULE


THE LICENSOR: General Media Communications, Inc., 11 Penn Plaza, 12th Floor, New York, NY 10001


THE SECOND SCHEDULE


THE LICENSEE: Pure Steel Custom Cycles, Inc., 4010 Grand Avenue, Suite l6, Phoenix, AZ 85019

THE THIRD SCHEDULE

THE MARKS LICENSED: PENTHOUSE, ONE-KEY LOGO, THREE-KEY LOGO.

THE FOURTH SCHEDULE

THE TYPE OF LICENSE: Exclusive


THE FIYFH SCHEDULE

THE USE OF THE PENTHOUSE MARKS: Production, Manufacture, Distribution


THE SIXTH SCHEDULE

THE PRODUCTS- 1. 90 Limited Edition "Penthouse Magazine 30th
Anniversary Motorcycles" manufactured by Pure Steel Custom Cycles, Inc. :Licensee will produce, at no cost to Licensor, I additional Limited Edition Penthouse Magazine 30th Anniversary Motorcycle for Licensor's sole and exclusive promotional use.


2. Penthouse Magazine 30th Anniversary Motorcycle Accessory items:
Leather Jackets, Gloves, Goggles, Helmets and Bandanas, that will be supplied by Pure Steel Custom Cycles, Inc. In the event Licensee wishes to add additional items to the Product list at a future date, Licensee shall submit a proposal for same to Licensor for review and approval, which approval shall not be unreasonably withheld.

THE SEVENTH SCHEDULE

THE TERRITORY: North America (United States, Mexico and Canada)


THE EIGHTH SCHEDULE

THE COMMENCEMENT DATE: Upon execution hereof.

THE EXPIRATION DATE: Twenty-six (26) months from execution hereof.


THE NINTH SCHEDULE

THE NON-REFUNDABLE, NON-RECOLTPABLE LICENSE FEE: $150,000, payable as follows:

$50,000 previously paid on March 15, 2000.

$15,000 per month for six (6) consecutive months commencing on 1 June 2000 thru 30 November 2000; and

$10,000 on 1 December 2000.

THE EARNED ROYALTY: Five Percent (5%) of the Gross Wholesale and/or Retail Selling Price, as applicable, for the Penthouse Magazine 30th Anniversary Motorcycles and the Penthouse Magazine .30th Anniversary Motorcycle Accessory items, based on an average projected sales price of at least $30,000 per motorcycle.

THE TENTH SCHEDULE

THE ADDRESS WHERE BOOKS ARE KEPT: See the Second Schedule.

APPENDIX "B"

TRADEMARK NOTICE:
]The Product shall bear on its cover the following legend in a form approved by Licensor:


"By special arrangement with General Media Communications, Inc.,
PENTHOUSE, the ONE KEY LOGO and the THREE KEY LOGO are trademarks of General Media Communications, Inc. Used by permission."